Exhibit 7.1

Computation of Ratio of Earnings to Fixed Charges

The calculation of the ratio of earnings to fixed charges is included below:

(dollars in thousands)	Year Ended January 31, 2010		Year Ended February 1, 2009		Year Ended February 3, 2008
Earnings:
Earnings before income taxes	$124,398		$24,244		$89,171
Plus:
Fixed charges	87,003		83,573		91,285

	$211,401		$107,817		$180,456
Fixed charges:
Interest (expense or capitalized)	$62.343		$61,192		$72,053
Estimates portion of rent expense representative of interest	24,660		22,381		19,232

	$87,003		$83,573		$91,285
Ratio of earnings to fixed charges(1)	2.4	x	1.3	x	2.0	x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent the sum of earnings before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the portion of operating rental expense which management believes is representative of the interest component of rent expense.